BINDING MEMORANDUM OF UNDERSTANDING

This memorandum of understanding shall serve to express the binding business intent between CraftClick.com, Inc. ("CraftClick" or "Company"), a Utah Corporation located at 432 Culver Blvd., Playa Del Rey, CA 90293, and Russell
T. Murray, ("RTM") of 932 11th Street, Manhattan Beach, CA 90266.

It is understood that RTM is willing and able to finance the continuing business operations of CraftClick, and that CraftClick wishes to avail itself of such financing.

Now, therefore, it be agreed that:

1.   RTM COMMITMENTS:

  A. RTM to provide a 2-year commitment to maintain an online arts and crafts web site and ship customer orders, if applicable.

  B. RTM to maintain CraftClick's public company status and filing requirements for a minimum 2-year period.

  C. RTM to satisfy the Company's ongoing obligations and maintain the Company as a going concern for a minimum 2-year period.

2.   COMPENSATION:

  A. RTM to be issued 1,500,000 voting preferred shares* upon execution of this Memorandum.

  B. Upon the Company continuing to exist as a going concern for 6 months from the date of this Memorandum, RTM will receive an additional 1,000,000 voting preferred shares*.

  C. Upon the company continuing to exist as a going concern for 12 months from the date of this Memorandum, RTM will receive an additional 1,000,000 voting preferred shares*.

  D. Upon the company continuing to exist as a going concern for 18 months from the date of this Memorandum, RTM will receive an additional 1,000,000 voting preferred shares*.

  E. Upon the company continuing to exist as a going concern for 24 months from the date of this Memorandum, RTM will receive an additional 1,000,000 voting preferred shares*.

  F. If the Company should at any time be acquired by another corporation or is the non-survivor of a merger, all unissued and unearned voting preferred shares above will be issued upon the closing of such event.

* These shares are to carry 20 votes per share, and are convertible at any time to Common Stock on a 1:1 basis.

3.   OTHER MATTERS:

  A. Upon execution of this Memorandum, RTM shall be appointed to Chairman of CraftClick's Board of Directors, and as a voting director.

  B. RTM shall also have sole discretionary power to appoint the Board of Directors.

  C. Current management will arrange for the removal of Peter Yollin, Edgar Cayce, Leslie Linsley and Sanjay Sabnani from CraftClick's current Board of Directors.

4.   CRAFTCLICK REPRESENTATIONS:

  A. CraftClick shall amend its Articles of Incorporation to create the aforementioned voting preferred shares as a new class of shares.

  B. The Board of Directors shall unanimously consent to the terms of this Memorandum and authorize the issuance of stock envisioned herein.

5.   TERMINATION:

  A. This Memorandum, and all its terms, shall terminate upon a majority vote of the then prevailing Board of Directors that RTM has failed his commitments under 1 above.

  B. This Memorandum, and all its terms, shall terminate upon RTM resigning from CraftClick's Board of Directors.

  C. Upon any termination of this Memorandum, RTM shall lose any and all rights to any unissued and unearned stock per 2 above. Furthermore, termination shall automatically cause all issued voting preferred stock to convert to common stock, per the provisions of 2 above.

6.   GOVERNING LAW:

This Agreement shall be governed by and construed according to the laws of the State of Utah.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on September 14, 2000.

CraftClick.com, Inc.

By: /s/Sandy Seth                         /s/Russell T. Murray
Sandip Seth                               Russell T. Murray
President